ARTHUR ANDERSEN & CO, SC (Letterhead)

                                       Arthur Andersen
                                       Suite 4500
                                       201 St. Charles Avenue
                                       New Orleans LA 70170-4500
                                       504 581 5454


May 6, 1996



Casino Magic Corp.
711 Casino Magic Drive
Bay St. Louis, MS  39520

Re:  Form 10-Q Report for the quarter ended March 31, 1996

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

The Company, in the normal course of business, acquires options and makes land deposits in markets where gaming has not yet been approved or the Company has not been issued a license to operate. Such costs are capitalized and are classified as options and land deposits. Prior to January 1, 1996, the Company expensed such amounts previously capitalized at the earlier of their indicated impairment or the expiration of the option or deposit period. We have been informed that, as of January 1, 1996, the Company began amortizing amounts capitalized for such options and deposits over their related terms, while still subjecting capitalized amounts to appropriate impairment tests. According to the management of the Company, this change was made to recognize the speculative nature of these options and deposits and the declining utility over time as the option period shortens and gaming has not been approved or a license to operate has not been obtained.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to December 31, 1995. Further, we have not examined and do not express any opinion with respect to your financial statements for the three months ended March 31, 1996.

Very truly yours,


ARTHUR ANDERSEN LLP